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                                                         Exhibit 10.66

                           [Heartland Letterhead]

PROMISSORY NOTE/Standby Line of Credit

$360,000                                                 January 15,1995



    FOR VALUED RECEIVED, America The Beautiful Productions ("Maker") promises to pay to Heartland Capital Corporation, ("Payee") at 1320 Old Chain Bridge Road, Suite 220, McLean Virginia 22101, (or such other place as Payee from time to time may designate in writing to Maker), the principal sum advanced by Payee to Maker provided however that such sum shall not exceed Three Hundred Sixty Thousand and 00/100 dollars, ($360,000.00) in lawful money of the United States, together with interest thereon at eight percent (8%) per annum. Provided further however that Maker shall not be able to draw sums pursuant to this agreement so long as the sponsorship agreement between ATB Productions and the Houston Post shall remain in effect.

1. Interest: Interest shall accrue on the principal amount then outstanding hereunder based on the calendar month and the number of days elapsed in a 365 day year.

2. Interest Payment: Interest shall be payable on a monthly schedule of payments to the Payee beginning January 15, 1997.

3. Principal Payment: The entire unpaid principal sum along with any unpaid interest is due and payable upon December 31, 1999.

4. Applicable Law: This note shall be governed by, and construed and enforced in accordance with the laws of the Commonwealth of Virginia.

6. Assignment: Neither Maker nor Payee may assign any of their rights or obligations under this Note without the prior written consent of the other, which consent may be withheld at such party's sole discretion.

Executed as of the date set forth above.



/s/ Michael Foudy
-------------------------------
Maker: America The Beautiful
By  Michael L. Foudy